Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	December 22, 2010 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS FOURTH QUARTER
AND FISCAL 2010 OPERATING RESULTS

CLEVELAND, OH, December 22 Hickok Incorporated (OTC Bulletin Board: HICKA.OB), a Cleveland based supplier of products and services for automotive, emissions testing,  locomotive, and aircraft industries, today reported operating results for the fourth quarter and the fiscal year ended September 30, 2010.

For the quarter ended September 30, 2010, the Company recorded a net loss of $527,184 or $.42 per share, compared with a net loss of $48,786 or $.03 per share, in the same period a year ago. Sales in the fourth quarter were $837,880, down 59% from $2,047,624 a year ago. The fourth quarter fiscal 2009 benefited from shipments of products for an emissions program in the State of New Jersey with no similar program in the fourth quarter of fiscal 2010.

For the 2010 fiscal year the Company reported a net loss of $949,496 or $.76 per share, compared with a net loss of $3,674,253 or $2.94 per share, in the same prior year period. Sales were $5,259,012, down 13% compared to $6,062,776 a year ago. Fiscal 2010 sales benefited from the delivery of Diesel Fuel Injector Testers to all franchised dealerships of a major OEM while fiscal 2009 fourth quarter sales benefited from a small emissions program in the State of New Jersey. During fiscal 2009 a valuation allowance of $1,845,200 was recorded against the deferred tax assets. In addition, both fiscal years benefited from the cost cutting measures implemented in 2009.

Robert L. Bauman, President and CEO, said, “Our markets softened dramatically and unexpectedly in the fourth quarter resulting in revenues lower than forecast and a loss greater than expected.” He also said, “The fiscal year results are indicative of the tough market conditions we have faced for the past two years and the Company expects the fiscal 2011 first quarter to also be weak. We do expect revenue improvement in early 2011 with the introduction of several new aftermarket products that are a result of development of novel products to diagnose fuel injection systems in both cars and diesel trucks. In addition, we are placing a strong emphasis on our NGS Ford scan tool products including substantial functional improvements and a new marketing approach. We also intend to continue to keep expenses to a minimum or reduce them further until revenues improve.”

Backlog at September 30, 2010 was $529,000, a decrease of 56% from the backlog of $1,199,000 a year earlier. The  decrease was due primarily to decreased orders in automotive diagnostic products of  $410,000, specifically, $568,000 for automotive diagnostic products to OEM's offset in part by an increase of  $85,000 for non-emission aftermarket products  and $63,000 for emission products. Indicator and gauges backlog also declined $260,000.

At September 30, 2010, the Company had current assets of $3,312,428 (6.3 times current liabilities), no long-term debt, and working capital of  $2,783,776. These compare to September 30, 2009 current assets of $4,106,654 (8.1 times current liabilities), no long-term debt, and working capital of $3,602,620. At September 30, 2010 shareholder's equity was $3,280,729 or $2.63 >per share. The Company’s audited financial statements for the year ended September 30, 2010 contain a going concern qualification from its independent registered accounting firm. Management believes that the actions currently being taken by the Company will provide the stimulus to overcome this uncertainty.

Hickok provides products and services primarily for the automotive, emissions testing, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair and emission testing. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications.

Certain statements in this news release, including discussions of management's expectations for fiscal 2011, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities, the Company's ability to obtain cost effective financing as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement

	3 MONTHS		12 MONTHS
Period ended September 30	2010	2009	2010	2009
Net sales	$837,880	$2,047,624	$5,259,012	$6,062,776
Income (loss) before Income tax	(527,184)	(48,786)	(949,496)	(1,829,053)
Income (recovery of) taxes	-0-	-0-	-0-	1,845,200
Net income (loss)	(527,184)	(48,786)	(949,496)	(3,674,253)

Basic income (loss) per share	(.42)	(.03)	(.76)	(2.94)
Diluted income (loss) per share	(.42)	(.03)	(.76)	(2.94)

Weighted average shares outstanding	1,248,095	1,248,095	1,248,095	1,248,095